Exhibit 10.4

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of May 19, 2025, between LiveOne, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Debentures (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Company or any Subsidiary and a third party bank or other institution (including a securities intermediary) in which Company or any Subsidiary maintains a deposit account or an account holding investment property and which grants Agent a perfected first priority security interest in the subject account or accounts.

“Action” shall have the meaning assigned to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agent” means JGB Collateral LLC, a Delaware limited liability company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Expenditure” means funds used by a company to acquire, upgrade, and maintain physical assets such as property, plants, buildings, technology or equipment.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Internal Revenue Code of 1986.

“Closing Date” means the Initial Closing Date and the Delayed Draw Closing Date, as applicable.

“Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” shall have the meaning assigned to such term in the Debentures.

“Company Counsel” shall have the meaning assigned to such term in the Debentures.

“Debenture Shares” shall have the meaning assigned to such term in the Debentures.

“Debentures” means collectively the Initial Debentures and the Delayed Draw Debentures.

“Delayed Draw Debentures” means the 11.75% Original Issue Discount Senior Secured Convertible Debentures, issued by the Company to the Purchasers hereunder on the Delayed Draw Closing Date, substantially in the form of Exhibit A attached hereto.

“Delayed Draw Closing” means the closing of the purchase and sale of the Delayed Draw Debentures pursuant to Section 2.1(b).

“Delayed Draw Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Delayed Draw Subscription Amount, and (ii) the Company’s obligations to deliver the Delayed Draw Debentures, in each case, have been satisfied or waived.

“Delayed Draw Notice Period” shall have the meaning assigned to such term in Section 2.1(b).

“Delayed Draw Principal Amount” means, as to each Purchaser, the amounts set forth below such Purchaser’s signature block on the signature pages hereto next to the heading “Delayed Draw Principal Amount,” which shall equal $11,000,000 in the aggregate.

“Delayed Draw Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Delayed Draw Debentures purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Delayed Draw Subscription Amount” in immediately available funds. The aggregate “Delayed Draw Subscription Amount” shall be $10,000,000.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Disqualification Event” shall have the meaning assigned to such term in Section 3.1(x).

“Domestic Subsidiary” means any Significant Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia, other than any such Subsidiary owned directly or indirectly by a Foreign Subsidiary.

“EBITDA” means, with respect to the Company during any fiscal year an amount equal to the consolidated net income (loss) of the Company determined in accordance with GAAP plus the sum of the following to the extent deducted in arriving at net income (loss) (but without duplication), (a) taxes, (b) interest expense and (c) depreciation, depletion and amortization, (d) non-cash GAAP purchase accounting adjustments for deferred revenue and costs, (e) legal, accounting and other professional fees directly attributable to acquisition activity, (f) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (g) non-recurring expenses associated with legal settlements or reserves for legal settlements that pertain to matters that existed at acquired companies prior to their acquisition by the Company or a Subsidiary, (h) depreciation and amortization (including goodwill impairment, if any), (i) stock-based compensation expense and (j) as set forth on Schedule 1.1, minus the amount of any non-cash items that increases consolidated net income; provided, however, that, with respect to any fiscal year in question, the sum of the foregoing clauses (e), (f) and (g) shall not exceed $500,000 in the aggregate for such fiscal year (not including any items set forth on Schedule 1.1).

“Equity Conditions” shall have the meaning set forth in the Debentures.

“Evaluation Date” shall have the meaning assigned to such term in Section 3.1(z).

“Events of Default” shall have the meaning set forth in the Debentures.

“EWB Loan” means that certain Indebtedness owed by the Company to EWB pursuant to that certain business loan agreement, dated as of January 28, 2025, by and among East West Bank (“EWB”) and the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means each of LiveXLive Tickets, Inc., LXL Influencers, Inc., KOKO (Camden) UK Limited, KOKO (Camden) Holdings (US), Inc., LiveXLive Events, LLC, React Presents LLC, Spring Awakening LLC, Summer Set Music and Camping Festival, LLC, LXL Studios, Inc., PPVOne, Inc., LiveXLive Music, Inc., LiveXLive PR, Inc., Gramophone Media Inc., and LiveOne Entertainment, LLC.

“Foreign Subsidiary” means any Significant Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow” means for any applicable period, an aggregate amount equal to (x) EBIDTA minus (y) any recurring Company Capital Expenditures in cash.

“GAAP” shall have the meaning assigned to such term in Section 3.1(h).

“Governmental Authority” shall have the meaning assigned to such term in the Debentures.

“Guarantor” means each Significant Subsidiary party to the Subsidiary Guarantee.

“Haynes and Boone” means Haynes and Boone, LLP, with offices located at 30 Rockefeller Plaza, 26th Floor, New York, NY 10112.

“Indebtedness” shall have the meaning assigned to such term in the Debentures.

“Initial Closing” means the closing of the purchase and sale of the Initial Debentures pursuant to Section 2.1.

“Initial Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount, and (ii) the Company’s obligations to deliver the Initial Debentures, in each case, have been satisfied or waived.

“Initial Debentures” means the 11.75% Original Issue Discount Senior Secured Convertible Debentures due, subject to the terms therein, May 19, 2028, issued by the Company to the Purchasers hereunder, in the form of Exhibit A attached hereto.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.1(n).

“Issuer Covered Person” shall have the meaning assigned to such term in Section 3.1(y)

“Lien” shall have the meaning assigned to such term in the Debentures.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Maximum Rate” shall have the meaning assigned to such term in Section 5.16.

“Money Laundering Laws” shall have the meaning assigned to such term in Section 3.1(w).

“OFAC” shall have the meaning assigned to such term in Section 3.1(w).

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PODC” means PodcastOne, Inc.

“Principal Amount” means, as to each Purchaser, the amounts set forth below such Purchaser’s signature block on the signature pages hereto next to the heading “Principal Amount,” which shall equal $16,775,000 in the aggregate.

“Principal Market” shall have the meaning assigned to such term in the Debentures.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Public Information Failure” shall have the meaning assigned to such term in Section 4.1(b).

“Public Information Failure Payment” shall have the meaning assigned to such term in Section 4.1(b).

“Purchaser Party” shall have the meaning assigned to such term in Section 4.9.

“Required Approvals” shall have the meaning assigned to such term in Section 3.1(e).

“Required Minimum” means 7,857,143 shares of Common Stock, which shall be adjusted from time to time to be the lesser of (i) the outstanding principal amount of all Debentures issued pursuant to this Agreement on the Initial Closing Date plus, if applicable, on the Delayed Draw Closing Date, and (ii) the then outstanding principal amount of all Debentures issued pursuant to this Agreement on the Initial Closing Date plus, if applicable, on the Delayed Draw Closing Date, in each case divided by the then applicable Conversion Price.

“Resale Registration Statement” means a resale registration statement meeting the requirements of Section 4.13 and covering the resale of the Debenture Shares by each Purchaser as provided in Section 4.13.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning assigned to such term in Section 3.1(h).

“Securities” means the Debentures and the Debenture Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated the date hereof, among the Company, the Guarantors, the Purchasers and the Agent in the form of Exhibit B attached hereto.

“Security Documents” means the Security Agreement, the Account Control Agreement(s) and any other documents and filing required thereunder in order to grant the Purchasers or the Agent a first priority security interest in the assets of the Company and its Subsidiaries, as applicable, as provided in the Security Agreement, including all UCC-1 filing receipts.

“Significant Subsidiary” has the meaning given in 17 CFR §210.1-02(w), but replacing each reference therein to “10 percent” with “5 percent”. For the avoidance of doubt, in any case, PODC and LiveXLive PodcastOne, Inc. is each a Significant Subsidiary.

“Subordination Agreement” means a subordination agreement acceptable to the Purchasers in form and substance, from Capchase, Inc. whereby Capchase, Inc. subordinates all indebtedness owed by the Company and/or its Subsidiaries to the indebtedness evidenced by the Debentures and the Company’s and the Subsidiaries’ other obligations under the Transaction Documents and extends the maturity date of such indebtedness until the date that is 120 days after the Maturity Date (as defined in the Notes).

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Initial Debentures purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount” in immediately available funds. The aggregate “Subscription Amount” shall be $15,250,000.

“Subsidiary” shall have the meaning assigned to such term in the Debentures.

“Subsidiary Guarantee” means a guarantee executed by each Significant Subsidiary (other than any Foreign Subsidiary that is a CFC) in favor of Agent and each Purchaser in substantially the form of Exhibit C attached hereto.

“Trading Day” means a day on which the Principal Market is open for trading.

“Transaction Documents” means this Agreement, the Debentures, the Security Agreement, the Subsidiary Guarantee, the Account Control Agreement(s), the Subordination Agreement and all exhibits and schedules thereto and hereto and any other documents or agreements executed by the Company or any Guarantor in connection with the transactions contemplated hereunder.

“Transfer Agent” means VStock Transfer, the current transfer agent of the Company, with a mailing address of 18 Lafayette Pl, Woodmere, NY 11598and a phone number of (212) 828- 8436, and any successor transfer agent of the Company.

“Transfer Agent Letter Agreement” means that certain letter agreement by and between Transfer Agent and Holder, acknowledging the Holder’s pledge over the PODC Common Stock.

“Variable Rate Transaction” means the issuance of any security that is convertible into, exercisable for, or that carries the right to receive, Common Stock, and which security would constitute a ‘future priced security’ within the meaning of IM 5635-4 of the NASDAQ Listing Standards as in effect on the date hereof.

ARTICLE II.

PURCHASE AND SALE

2.1	Closing.

(a)    Initial Closing. On the Initial Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, $16,775,000 in principal amount of the Initial Debentures. Each Purchaser shall deliver, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser to an account identified by the Company, and the Company shall deliver to each Purchaser its respective Initial Debenture, and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Initial Closing. Upon satisfaction of the covenants and conditions set forth in Section 2.3, the Closing shall occur at the offices of Haynes and Boone or such other location as the parties shall mutually agree.

(b)    Delayed Draw Closing. Subject to and upon the terms and conditions of this Agreement (including, without limitation, the conditions set forth in Section 2.3), following a written request from the Company after the Initial Closing Date, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, $11,000,000 in principal amount of the Delayed Draw Debentures, less the Original Issue Discount. When the Company desires to sell the Delayed Draw Debentures, and prior to the issuance of the Delayed Draw Debentures, the Company will notify Agent by email no later than 3:00 p.m. Eastern time (2:00 p.m. Eastern time for wire transfers), at least fifteen (15) Business Days (the “Delayed Draw Notice Period”) (or such shorter period as Agent may permit in its reasonable discretion) before the Delayed Draw Debentures are to be sold. Provided that no uncured Event of Default shall have occurred during the Delayed Draw Notice Period and the other conditions set forth in Section 2.3(d) are satisfied or waived by the Purchasers, each Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Delayed Draw Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and the Company shall deliver to each Purchaser its respective Delayed Draw Debenture, and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Delayed Draw Closing. Upon satisfaction of the covenants and conditions set forth in Section 2.3, the Delayed Draw Closing shall occur at the offices of Haynes and Boone or such other location as the parties shall mutually agree. For the avoidance of doubt, if the condition set forth in Section 2.3(d)(viii) has not been satisfied by the date that is 15-months after the Initial Closing Date any obligation of the Purchasers to purchase the Delayed Draw Debentures shall automatically and immediately terminate. In addition, if such condition set forth in Section 2.3(d)(viii) is within 15-months after the Initial Closing Date, then the Company must deliver the notice (email shall suffice) requesting the Delayed Draw Closing within ten (10) business days of such condition being satisfied and if the Company does not so deliver such notice, then any obligation of the Purchasers to purchase Delayed Draw Debentures shall automatically and immediately terminate.

(c)    Original Issue Discount. For the avoidance of doubt, the Initial Debentures will be issued with an original issue discount of $1,525,000 and the Delayed Draw Debentures, if advanced, will be issued with an original issue discount of $1,000,000. The Company acknowledges and agrees that such original issue discount is not a fee for services, but compensation to the Purchases for the foregone use of money. All such original issue discount shall be fully earned by the Purchases on the issuance date the Initial Debentures or Delayed Draw Debentures, as applicable.

2.2	Deliveries.

(a)    On or prior to the Initial Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)    this Agreement duly executed by the Company and PODC;

(ii)    evidence of the Required Approvals (other than the filing of the Form D with the Commission which shall be filed subsequent to the Closing Date in accordance with Article IV);

(iii)    a legal opinion of Company Counsel, in form and substance reasonably acceptable to such Purchaser;

(iv)    an ink-original Initial Debenture registered in the name of such Purchaser;

(v)    the Subsidiary Guarantee duly executed by each Subsidiary other than the Excluded Subsidiaries;

(vi)    the Security Agreement duly executed by the Company and each Subsidiary (other than the Excluded Subsidiaries) along with all of the other Security Documents duly executed by the applicable parties thereto;

(vii)    intentionally omitted;

(viii)    the Account Control Agreements for each of the Company and PODC’s bank accounts, duly executed by the respective Company, including the accounts on Schedule 2.2(a)(viii);

(ix)    The Subordination Agreement duly executed by Capchase, Inc.;

(x)    A payoff letter with respect to the EWB Loan; and

(xi)    a duly executed Transfer Agent Letter Agreement.

(b)    On or prior to the Initial Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)    this Agreement duly executed by such Purchaser;

(ii)    such Purchaser’s Subscription Amount by wire transfer to the account specified in writing by the Company; and

(iii)    the Security Agreement duly executed by such Purchaser and the Agent, along with all of the other Security Documents (other than the Account Control Agreements) duly executed by the parties thereto.

(c)    On or prior to the Delayed Draw Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)    notification of the delayed draw (pursuant to Section 2.1(b)); and

(ii)    an ink-original Delayed Draw Debenture registered in the name of such Purchaser.

(d)    On or prior to the Delayed Draw Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)    such Purchaser’s Delayed Draw Subscription Amount by wire transfer to the account specified in writing by the Company.

2.3	Closing Conditions.

(a)    The obligations of the Company hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)    the accuracy in all material respects on the Initial Closing Date of the representations and warranties of the Purchasers contained herein (except to the extent expressly made as of a specific date, in which case they shall be accurate in all material respects as of such date);

(ii)    all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Initial Closing Date shall have been performed; and

(iii)    the delivery by each Purchaser of the items set forth in Section 2.2(b).

(b)    The respective obligations of the Purchasers hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)    the accuracy in all material respects when made and on the Initial Closing Date of the representations and warranties of the Company and its Significant Subsidiaries (including but not limited to PODC) contained herein (except to the extent expressly made as of a specific date, in which case they shall be accurate in all material respects as of such date);

(ii)    all obligations, covenants and agreements of the Company and its Significant Subsidiaries required to be performed at or prior to the Initial Closing Date shall have been performed;

(iii)    the delivery by the Company of the items set forth in Section 2.2(a);

(iv)    there shall have been no Material Adverse Effect with respect to the Company or any of its Significant Subsidiaries since the date hereof;

(v)    the Company shall have delivered a certificate, executed on behalf of the Company by its Secretary, dated as of the Initial Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents, certifying the current versions of the Company’s certificate or articles of incorporation and bylaws and certifying as to the signatures and authority of Persons signing the Transaction Documents and related documents on behalf of the Company;

(vi)    a first priority security interest in substantially all of the assets of the Company and each Subsidiary (including but not limited to PODC, but excluding the Excluded Subsidiaries) securing the Company’s and each Subsidiary’s obligations under the Transaction Documents shall have been created and perfected in favor of the Purchasers; and

(vii)    from the date hereof to the Initial Closing Date, trading in the Common Stock shall not have been suspended or halted by the Principal Market or the Commission and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market, nor shall a banking moratorium have been declared either by United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Debentures at the Initial Closing.

(c)    The obligations of the Company hereunder in connection with the Delayed Draw Closing are subject to the following conditions being met:

(i)    the accuracy in all material respects on the Delayed Draw Closing Date of the representations and warranties of the Purchasers contained herein (except to the extent expressly made as of a specific date, in which case they shall be accurate in all material respects as of such date);

(ii)    all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Delayed Draw Closing Date shall have been performed; and

(iii)    the delivery by each Purchaser of the items set forth in Section 2.2(d).

(d)    The respective obligations of the Purchasers hereunder in connection with the Delayed Draw Closing are subject to the following conditions being met:

(i)    the accuracy in all material respects when made and on the Delayed Draw Closing Date of the representations and warranties of the Company and its Significant Subsidiaries (including but not limited to PODC) contained herein (except to the extent expressly made as of a specific date, in which case they shall be accurate in all material respects as of such date);

(ii)    all obligations, covenants and agreements of the Company and its Significant Subsidiaries required to be performed at or prior to the Delayed Draw Closing Date shall have been performed;

(iii)    the delivery by the Company of the items set forth in Section 2.2(c);

(iv)    there shall have been no Material Adverse Effect with respect to the Company or any of its Significant Subsidiaries since the Initial Closing Date;

(v)    Since the Initial Closing Date, trading in the Common Stock shall not have been suspended or halted by the Principal Market or the Commission for 15 Trading Days or more (which need not be consecutive) during any 12 month period and, at any time prior to the Delayed Draw Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market, for 15 Trading Days or more (which need not be consecutive) during any 12 month period, nor shall a banking moratorium have been declared either by United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Debentures at the Delayed Draw Closing;

(vi)    there have been no Events of Default (as defined in the Debentures) pursuant to the Initial Debentures which has occurred and are continuing;

(vii)    the Company shall have not repaid the principal amount of the Initial Debentures; and

(viii)    within 15 months of the Initial Closing Date, either of the following conditions have been satisfied during such 15 month period: (x) (i) the VWAP of the Common Stock has been equal to or greater than $4.20 per share subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Initial Closing Date) for thirty (30) consecutive Trading Days and (ii) the Equity Conditions are satisfied with respect to the Initial Debentures on each of (1) the Delayed Draw Closing Date and (2) the immediately preceding thirty (30) consecutive Trading Days; or (y) Free Cash Flow (A) been equal to or greater to $3,000,000 for three consecutive fiscal quarters, and (B) has increased in each of the foregoing quarters from the immediately preceding fiscal quarter.

2.4    Post Closing Deliveries. Within 45 days after the Initial Closing Date, the Company shall deliver the following:

(a)    the Company shall have delivered irrevocable instructions to the Transfer Agent establishing a share reserve for the issuance of Debenture Shares equal to at least the Required Minimum; and

(b)    evidence that each of the following entities is in good standing in the jurisdiction of its incorporation or formation, as the case may be: LiveXLive, Corp., Slacker, Inc., LiveXLive PodcastOne, Inc., LiveXLive Merchandising, Inc., Custom Personalization Solutions, Inc. and DayOne Music Publishing, Inc.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or to the extent the relevance of such disclosure to such representation or warranty is reasonably apparent, the Company hereby makes the following representations and warranties on behalf of itself individually and collectively with PODC, as applicable:

(a)    Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens (other than Permitted Liens), options or warrants, and all of the issued and outstanding shares of capital stock of each Significant Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)    Organization and Qualification. The Company and each of the Significant Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, except as set forth on Schedule 3.1(b). Neither the Company nor any Significant Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Significant Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Significant Subsidiaries, taken as a whole, (iii) a material adverse effect on the Company’s ability to perform or pay in any material respect on a timely basis its obligations under any Transaction Document, or (iv) a material adverse effect on the Collateral or the Agent’s Liens on the Collateral or the priority of such Liens (any of (i), (ii), (iii), or (iv), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)    Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)    No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Significant Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) except as set forth on Schedule 3.1(d), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (other than pursuant to the Transaction Documents) upon any of the properties or assets of the Company or any Significant Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Significant Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Significant Subsidiary is bound or affected, or (iii) subject to the receipt of the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Company or a Significant Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Significant Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.

(e)    Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other foreign, federal, state, local or other Governmental Authority in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the notice and/or application(s) to the Principal Market for the issuance of the Debenture Shares, (ii) the filing of UCC-1 financing statements with the appropriate filing office and intellectual property security interest filings with the USPTO and US Copyright Office, (iii) the filing of Form D with the Commission, or (iv) the filings contemplated by Section 4.6 (collectively, the “Required Approvals”).

(f)    Issuance of the Securities; Registration. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents or under applicable securities laws. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock sufficient for issuance of all of the Debenture Shares up to the Required Minimum.

(g)    Capitalization. The capitalization of the Company is as set forth on Schedule 3.1(g). The Company has not issued any capital stock since its most recently issued SEC Reports, other than as set forth on Schedule 3.1(g) pursuant to the exercise of employee stock options under the Company’s stock incentive plans, the issuance of shares of Common Stock to employees or consultants pursuant to the Company’s stock incentive plans or otherwise and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.1(g) or in the Transactions Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Significant Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Except as set forth on Schedule 3.1(g) or in the Transaction Documents, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable foreign, federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)    SEC Reports; Financial Statements. Since March 31, 2023, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has qualified for a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not currently, and has not been in the prior 12 months, an issuer subject to paragraph (i) of Rule 144. The Company expects to timely file its Annual Report on Form 10-K for the fiscal year ended March 31, 2025, subject to any valid extension of such time of filing. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)    Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) neither the Company nor any Significant Subsidiary has incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), to the knowledge of the Company, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Significant Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(j)    Litigation. Except as disclosed in Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Significant Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. None of the Company, any Significant Subsidiary, or any current director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by a Governmental Authority involving the Company or any current or former director or officer of the Company which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)    Compliance. Neither the Company nor any Significant Subsidiary, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect: (i) except as set forth on Schedule 3.1(k), is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Significant Subsidiary under), nor has the Company or any Significant Subsidiary, received, in the prior 2 years, notice of a claim, after an applicable cure period, that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any applicable judgment, decree or order of any court, arbitrator or other Governmental Authority, or (iii) is or has been in violation of any applicable statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all applicable foreign, federal, state and local laws relating to taxes, bribery and corruption, occupational health and safety, product quality and safety and employment and labor matters and law related to the protection of the environment.

(l)    Regulatory Permits. The Company and the Significant Subsidiaries possess all Permits necessary to conduct their respective businesses, except where the failure to possess such Permits would not reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Significant Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit.

(m)    Title to Assets. The Company and the Significant Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Significant Subsidiaries, in each case free and clear of all Liens, except for (i) Permitted Liens, (ii) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Significant Subsidiaries, and (iii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Significant Subsidiaries are in compliance, except as would not have or reasonably be expected to result in a Material Adverse Effect. Each Excluded Subsidiary does not currently hold any material assets and will not hold any material assets during the term of the Debentures.

(n)    Intellectual Property. To the knowledge of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or required for use in connection with their respective businesses and which the failure to so have would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights owned by the Company or any of its Subsidiaries has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within 2 years from the date of this Agreement, except as would not have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights that have been registered with a Governmental Authority are enforceable and there is no existing infringement by another Person of any of such registered Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)    Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p)    Certain Fees. Except as set forth on Schedule 3.1(p), no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any claims made by or on behalf of other Persons for fees payable by the Company or any Subsidiary of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(q)    Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market.

(r)    Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not materially misleading. The press releases disseminated by the Company since January 1, 2023, taken as a whole with the SEC Reports, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not materially misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

(s)    Solvency; Seniority. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder: (i) the fair saleable value of the Company’s tangible assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Except as set forth on Schedule 3.1(s), the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(s) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. As of the Closing Date, (1) no Indebtedness or other claim against the Company is senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, and (2) no Indebtedness or other claim against any Subsidiary is senior to such Subsidiary’s obligations under the Subsidiary Guarantee in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

(t)    Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s reasonable request at any time.

(u)    Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(v)    Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock, and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Debenture Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(w)    Office of Foreign Assets Control; Money Laundering. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”). The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1977, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(x)    No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(y)    Other Covered Persons. Except for the compensation payable as described on Schedule 3.1(p), the Company is not aware of any Person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any securities pursuant to Regulation D promulgated under the Securities Act.

(z)    Sarbanes-Oxley; Internal Accounting Controls. Except as set forth in the SEC Reports, the Company and the Subsidiaries are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. Except as set forth in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, except as set forth in the SEC Reports, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(aa) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Reports, the Company has not, in the twelve (12) months preceding the date hereof, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. Except as set forth in the SEC Reports, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company and the Company is current in payment of the fees to the Depository Trust Company in connection with such electronic transfer.

3.2    Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (except to the extent expressly made as of a specific date therein, in which case they shall be accurate as of such date):

(a)    Organization; Authority. Such Purchaser is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)    Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and represents and warrants that it is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law; provided, this representation and warranty shall not be deemed to limit such Purchaser’s right to sell the Securities in compliance with applicable federal and state securities laws.

(c)    Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(d)    General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)    Certain Fees. Such Purchaser has not entered into any agreement or arrangement entitling any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person to brokerage or finder’s fees or commissions with respect to the transactions contemplated by the Transaction Documents.

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby. The Purchasers acknowledge and agree that neither the Company nor any Subsidiary makes or has made any representations or warranties with respect to the transactions contemplated hereby other than such representations and warranties.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1    Furnishing of Information; Public Information.

(a)    If the Common Stock is not registered under Section 12(b) or 12(g) of the Exchange Act on the date hereof, the Company agrees to cause the Common Stock to be registered under Section 12(g) of the Exchange Act on or before the sixtieth calendar day following the date hereof. Until the time that no Purchaser owns Securities, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act and to otherwise cause all public information requirements of Rule 144(c), and, if applicable, all information requirements of Rule 144(i) to be satisfied.

(b)    At any time during the period commencing from the 6 month anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) (for the avoidance of doubt, a Public Information Failure shall be deemed to have occurred during any extension pursuant to Rule 12b-25 of the deadline for the filing of the Company’s annual and periodic reports with the Commission), then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash, for each $1,000 of principal amount of Debentures (or Debenture Shares issued upon conversion thereof) still held by such Purchaser, equal to $2.50 on the day of a Public Information Failure and such amount on each Trading Day thereafter until the earlier of (a) the date such Public Information Failure is cured, and (b) such time that such public information is no longer required for the Purchasers to transfer the Debenture Shares pursuant to Rule 144; provided, however, that the Company shall, in no event, be required to pay an aggregate amount of liquidated damages under this Agreement and the Debentures for each $1,000 of principal amount of Debentures (and any Debenture Shares issued in respect thereof) greater than $100.00. The payments to which a Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred, and (ii) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 0.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.2    Legends.

(a)    The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.2(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b)    The Purchasers agree to the imprinting, so long as is required by this Section 4.2, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Debenture Shares are subject to registration pursuant to Section 4.13, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(c)    Certificates evidencing the Debenture Shares shall not contain any legend (including the legend set forth in Section 4.2(b) hereof): (i) while a registration statement (including the Resale Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Debenture Shares pursuant to Rule 144, (iii) if such Debenture Shares are eligible for sale under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). Provided one or more of the preceding conditions are met, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Purchasers promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any portion of a Debenture is converted when there is an effective registration statement (including the Resale Registration Statement) to cover the resale of the Debenture Shares issuable upon such conversion or if such Debenture Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, then, in each case, such Debenture Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.2(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent, as applicable, of a certificate representing the Debenture Shares, as applicable, issued with a restrictive legend, together with a standard representation letter from the Purchaser in the form of Schedule D attached to the Debentures (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a book-entry statement, or cause the Transfer Agent to issue the certificate to such Purchaser, as applicable, representing such shares that is free from all restrictive and other legends. If Purchaser’s delivery occurs after 5:00pm ET, such delivery shall be deemed to have occurred on the following Trading Day. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. The Debenture Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing such Debenture Shares, as applicable, issued with a restrictive legend.

(d)    In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, if the Company fails to (a) issue and deliver (or cause to be issued) to a Purchaser by the Legend Removal Date a certificate or book entry statement representing the Debenture Shares so delivered to the Company by such Purchaser that is free from all restrictive and other legends, subject to Purchaser’s compliance with the requirements of Section 4.2(c), and (b) if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including reasonable brokerage commissions and other reasonable actual out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including reasonable brokerage commissions and other reasonable actual out-of-pocket expenses, if any) over the product of (A) such number of Debenture Shares (or in the case of the Debentures the number of shares of Common Stock issuable upon conversion thereof) that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the Trading Day immediately following the Legend Removal Date with respect to the applicable Securities (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e)    Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if the Debenture Shares are sold pursuant to a Resale Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

(f)    Each Purchaser understands that the Securities to be received by such Purchaser in connection with the transactions contemplated by this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations and warranties as expressed herein. Each Purchaser understands that such Securities are “restricted securities” under applicable securities laws and that, pursuant to such securities laws.

4.3    Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the Principal Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.4    Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Debenture Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.5    Redemption and Conversion Procedures. The forms of Notice of Conversion and Holder Redemption Notice included in the Debentures, together with a seller representation letter in the form of Schedule D attached to the Debentures, collectively set forth the totality of the procedures required of the Purchasers in order to convert or redeem the Debentures. Without limiting the preceding sentences, no ink- original Notice of Conversion or Holder Redemption Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any such notice be required in order to convert or redeem the Debentures. No additional legal opinion, other information or instructions shall be required of the Purchasers to convert or redeem their Debentures. The Company shall honor conversions and/or redemptions of the Debentures and shall deliver Debenture Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6    Securities Laws Disclosure; Publicity. The Company shall promptly after the execution of this Agreement (or in any case, by no later than 8:30 a.m. (local time in New York, New York) on the fourth Trading Day immediately following the date hereof, file with the Commission a Current Report on Form 8-K or Annual Report on Form 10-K disclosing all of the material terms hereof and attaching the Transaction Documents as exhibits thereto. Upon the filing of such Current Report on Form 8-K or Annual Report on Form 10-K, the Company represents to the Purchasers that it shall have publicly disclosed all “material, non-public information” delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company and the Purchasers shall consult with each other in issuing any other public announcements or press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchasers shall issue any such public announcement or press release nor otherwise make any such public statement or communication without the prior consent of the Company, with respect to any disclosure of the Purchasers, or without the prior consent of the Purchasers representing at least 50.1% of the outstanding Principal Amount of the Debentures, with respect to any disclosure of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, then the disclosing party shall, to the extent lawful and practicable (having regard to time and in the case of the Company, the Company’s continuous disclosure obligations), promptly provide the other party with prior notice of such public announcement, press release, public statement or communication.

4.7    Disclosure of Material Information; No Obligation of Confidentiality.

(a)    Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, has provided prior to the date hereof or will in the future provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information unless prior thereto such Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. In the event of a breach of the foregoing covenant by the Company, or any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Company shall, unless otherwise agreed by Purchasers representing at least 50.1% of the outstanding Principal Amount of the Debentures, publicly disclose any “material, non- public information” in a Current Report on Form 8-K filed with the Commission within 1 Business Day following the date that it discloses such information to any Purchaser or such earlier time as may be required by applicable law. Any Current Report on Form 8-K filed with the Commission by the Company pursuant to this Section 4.7(a) shall be subject to prior review and comment by the applicable Purchasers. From and after the filing of any such Current Report on Form 8-K pursuant to this Section 4.7(a), no Purchaser shall be deemed to be in possession of any material, nonpublic information regarding the Company existing as of the time of such filing.

(b)    Except pursuant to any confidentiality agreement entered into by a Purchaser as described in Section 4.7(a), no Purchaser shall be deemed to have any obligation of confidentiality with respect to (i) any non-public information of the Company disclosed to such Purchaser in breach of Section 4.7(a) (whether or not the Company files a Current Report on Form 8-K as provided above), (ii) the fact that any Purchaser has exercised any of its rights and/or remedies under the Transaction Documents, or (iii) any information obtained by any Purchaser as a result of exercising any of its rights and/or remedies under the Transaction Documents. In addition, no Purchaser shall be deemed to be in breach of any duty to the Company and/or to have misappropriated any non-public information of the Company, if such Purchaser engages in transactions of securities of the Company, including, without limitation, any hedging transactions, short sales or any “derivative” transactions while in possession of such non- public information.

4.8    Use of Proceeds. The Company shall use the net proceeds from the sale of the Debentures hereunder for: (a) for the refinancing or repayment of certain existing Indebtedness, including but not limited to the EWB Loan; (b) working capital; (c) to pay for the fees and expenses related to this Agreement and the transaction contemplated by this Agreement; and (d) general corporate purposes.

4.9    Indemnification of Purchasers. Subject to the provisions of this Section 4.9, the Company will indemnify and hold each Purchaser and its directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling Persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and actual reasonable out-of-pocket attorneys’ fees, costs of investigation and actual out-of- pocket costs of enforcing this indemnity that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any violations by such Purchaser Party of foreign, federal or state securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, bad faith or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel, or (iii) in such action there is, in the reasonable written opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable, actual and documented out-of- pocket fees and expenses of no more than one such separate counsel to all Purchaser Parties. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents or is attributable to any conduct by such Purchaser Party which constitutes fraud, gross negligence, bad faith or willful misconduct. The Company shall not settle or compromise any claim for which a Purchaser Party seeks indemnification hereunder without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnification required by this Section 4.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.10    Reservation and Listing of Securities. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents, but at least equal to the Required Minimum. If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is insufficient to fulfill its obligations in full under the Transaction Documents on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the number required to fulfill its obligations in full under the Transaction Documents at such time, as soon as possible and in any event not later than the seventy fifth day after such date.

4.11    Variable Rate Transactions. From the date hereof until such time as no Purchaser holds any of the Debentures, without the consent of Purchasers representing at least 50.1% of the outstanding Principal Amount of the Debentures, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction.

4.12    Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.13    No Transfers to Competitors. Each Purchaser agrees that it shall not, directly or indirectly, sell, assign, transfer or otherwise dispose of any of the Debentures to any Person identified on Schedule 4.13.

4.14    Resale Registration Statement. As soon as practicable after each Closing, and in any event within sixty (60) calendar days of the Initial Closing Date and within thirty (30) calendar days of each Delayed Draw Closing, the Company shall file a registration statement on Form S-3 (or such other form that the Company is the eligible for) providing for the resale by the Holder of the shares of Common Stock underlying the Debentures issued at such Closing; provided that the Holder shall have furnished in writing to the Company such other information regarding itself, the securities held by it and the intended method of disposition of the securities held by it, as shall be reasonably required to effect the registration of such registrable securities. The Company shall use commercially reasonable efforts to cause such registration to become effective, with respect to the Initial Closing on or prior to the 150th calendar day after the Initial Closing Date and with respect to any Delayed Draw Closing on prior to the 90th calendar day after such Delayed Draw Closing, and to keep such registration statement effective at all times until the Holder no longer owns any principal amount of such Debenture or shares of Common Stock issued or issuable upon conversion thereof.

ARTICLE V.

MISCELLANEOUS

5.1    Fees and Expenses. At the Closing, the Company has agreed to reimburse the Purchasers for their actual reasonable and documented out-of-pocket legal fees and expenses up to a maximum of $90,000 in the aggregate, $45,000 of which has been paid to the Purchasers prior to the Closing. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion or exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.2    Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second Business Day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4    Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers representing at least 50.1% of the outstanding Principal Amount of the Debentures or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5    Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchasers representing at least 50.1% of the outstanding Principal Amount of the Debentures. Any Purchaser may assign, with written notice to the Company of such assignment, any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities in compliance with the Transaction Documents, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.7    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9 and this Section 5.7.

5.8    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.9    Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Debentures.

5.10    Execution. This Agreement may be executed in 2 or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.12    Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its discretion from time to time upon written notice to the Company, any relevant conversion, redemption or exercise notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of a conversion or redemption of a Debenture, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion, redemption or exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Debenture.

5.13    Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and receipt of a customary lost Security affidavit and indemnity.

5.14    Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents.

5.15    Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16    Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.17     Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.

5.18    Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20    Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.21    WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.22    Termination. This Agreement may be terminated by (a) any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before May 14, 2025, or (b) the Company, by written notice to the other parties, if the Closing has not been consummated on or before May 14, 2025; provided, however, that in either case such termination will not affect the right of any party to sue for any breach of this Agreement by any other party (or parties).

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Address for Notice:
LIVEONE, INC.
269 South Beverly Drive Suite #1450 Beverly Hills, CA 90212 Fax:
By:	/s/ Robert S. Ellin	E-mail:
Name: Robert S. Ellin
Title: Chief Executive Officer

With a copy (which shall not constitute notice) to:		Foley Shechter Ablovatskiy LLP 641 Lexington Avenue, 14th Floor New York, NY 10022

PODCASTONE, INC.		Address for Notice:

345 North Maple Drive, Suite 295 Beverly Hills, CA 90210 Fax:
By:	/s/ Robert S. Ellin	E-mail:
Name: Robert S. Ellin Title: Executive Chairman

Foley Shechter Ablovatskiy LLP
With a copy (which shall not constitute notice) to:		641 Lexington Avenue, 14th Floor New York, NY 10022

[JGB- LiveOne- Securities Purchase Agreement Signature Page]

[PURCHASER SIGNATURE PAGES TO LIVEONE, INC AND PODCASTONE, INC. SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	JGB Capital LP

Signature of Authorized Signatory of Purchaser:	/s/ Brett Cohen

Name of Authorized Signatory:	Brett Cohen

Title of Authorized Signatory:	President

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:	(212) 253 4093

Address for Notice to Purchaser:

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Address for Delivery of Securities to Purchaser (if not same as address for notice):

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Subscription Amount Initial Debentures: $185,000.00

Delayed Draw Subscription Amount: $200,000

Principal Amount of Initial Debentures: $203,500.00

Principal Amount of Delayed Draw Debentures: $220,000

[PURCHASER SIGNATURE PAGES TO LIVEONE, INC AND PODCASTONE, INC. SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	JGB Partners LP

Signature of Authorized Signatory of Purchaser:	/s/ Brett Cohen

Name of Authorized Signatory:	Brett Cohen

Title of Authorized Signatory:	President

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:	(212) 253 4093

Address for Notice to Purchaser:

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Address for Delivery of Securities to Purchaser (if not same as address for notice):

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Subscription Amount Initial Debentures: $4,748,333.00

Delayed Draw Subscription Amount: $5,133,333.33

Principal Amount of Initial Debentures: $5,223,166.30

Principal Amount of Delayed Draw Debentures: $5,646,666.67

[PURCHASER SIGNATURE PAGES TO LIVEONE, INC AND PODCASTONE, INC. SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	JGB Capital Offshore Ltd

Signature of Authorized Signatory of Purchaser:	/s/ Brett Cohen

Name of Authorized Signatory:	Brett Cohen

Title of Authorized Signatory:	President

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:	(212) 253 4093

Address for Notice to Purchaser:

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Address for Delivery of Securities to Purchaser (if not same as address for notice):

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Subscription Amount Initial Debentures: $4,316,667.00

Delayed Draw Subscription Amount: $4,666,666.67

Principal Amount of Initial Debentures: $4,748,333.70

Principal Amount of Delayed Draw Debentures: $5,133,333.33

[PURCHASER SIGNATURE PAGES TO LIVEONE, INC AND PODCASTONE, INC. SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	JGB Oprington, LLC

Signature of Authorized Signatory of Purchaser:	/s/ Brett Cohen

Name of Authorized Signatory:	Brett Cohen

Title of Authorized Signatory:	President

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:	(212) 253 4093

Address for Notice to Purchaser:

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Address for Delivery of Securities to Purchaser (if not same as address for notice):

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

Subscription Amount Initial Debentures: $0

Delayed Draw Subscription Amount: $0

Principal Amount of Initial Debentures: $278,160.92

Principal Amount of Delayed Draw Debentures: $0

[PURCHASER SIGNATURE PAGES TO LIVEONE, INC AND PODCASTONE, INC. SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Chicago Atlantic Adams, LLC

Signature of Authorized Signatory of Purchaser:	/s/ Tony Cappell

Name of Authorized Signatory:	Tony Cappell

Title of Authorized Signatory:	Partner

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

420 North Wabash Avenue, Suite 500

Chicago, IL 60611

Attention: Chicago Atlantic Adams, LLC

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount Initial Debentures: $6,000,000

Delayed Draw Subscription Amount: $0

Principal Amount of Initial Debentures: $6,321,839.08

Principal Amount of Delayed Draw Debentures: $0

Exhibit A

Debenture

(see attached)

Exhibit B

Security Agreement

(see attached)

Exhibit C

Subsidiary Guarantee

(see attached)